SANCON RESOURCES RECOVERY, INC.

602 Nam Fung Tower, 88 Connaught Road Central, Central District, Hong Kong

Tel: (852) 2868 0668 Fax: (852) 2877 5021

July 21, 2016

Division of Corporation Finance

Securities and Exchange Commission

100 F Street NE

Washington D.C. 20549

Attn:	John Cash, Accounting Branch ChiefSiSi Cheng, Staff Accountant

Re:	Sancon Resources Recovery, Inc. (“Registrant”)

Amendment to Form 10-K for the Year Ended December 31, 2015

Filed on June 10, 2016

Form 10-Q for the Quarter Ended March 31, 2016

Filed June 13, 2016

File No. 0-50760

Dear Mr. Cash:

Please be advised that, on behalf of the Company, I hereby acknowledge the following:

•	The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing;

•	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

By: /s/ Stephen Tang

Stephen Tang, President